EXHIBIT 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Agreement”), is effective as of September 30, 2017 (the “Effective Date”), by and between LINGERIE FIGHTING CHAMPIONSHIPS, INC., a Nevada corporation (the “Company”), and SHAUN DONNELLY, an individual (the “Employee”). The Company and Employee are also each hereinafter referred to individually as a “Party” and together as the “Parties”

WHEREAS, the Employee is currently employed by the Company as its Chief Executive Officer, pursuant to that certain Employment Agreement between the Parties dated October 31, 2016 (the “Original Agreement”); and

WHEREAS, subsequent to the Original Agreement, Employee has been employed as the Company’s Chief Financial Officer; and

WHEREAS, the Parties desire to amend the Original Agreement to add the title of Chief Financial Officer to the scope of his responsibilities and extend the Term of the Original Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Amendments. The Original Agreement shall be amended as follows:

	a.	References to this “Agreement” shall mean the Original Agreement as amended by this Amendment.

	b.	The first recital of the Original Agreement is amended and restated in its entirety as follows:

WHEREAS, the Company desires to continue to employ the Employee as Chief Executive Officer and Chief Financial Officer for the Company, and the Employee desires to perform such services, on the terms and conditions set forth in this Agreement.

	c.	Section 2 of the Original Agreement is amended and restated in its entirety as follows:

2.	TERM

The term for this Agreement shall be twelve (12) months, beginning on the Effective Date (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement. The term shall automatically renew yearly an additional twelve (12) month term unless Agreement is terminated in writing by Company within thirty (30) days of expiration of term.

2.	Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of Nevada and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

COMPANY:		EMPLOYEE:

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

By:	/s/ Shaun Donnelly	/s/ Shaun Donnelly
	Name: Shaun Donnelly	Shaun Donnelly, individually
Title: Chief Executive Officer